Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3ASR No. 333-238506) of CVS Health Corporation, and
(2)Registration Statements (Form S-8 Nos. 333-238507, 333-230035, 333-228622, 333-167746, 333-217853, 333-208805, 333-141481, 333-139470, 333-63664, 333-91253, 333-49407, 333-34927, and 333-28043) of CVS Health Corporation;
of our reports dated February 8, 2023, with respect to the consolidated financial statements of CVS Health Corporation and the effectiveness of internal control over financial reporting of CVS Health Corporation included in this Annual Report (Form 10-K) of CVS Health Corporation for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 8, 2023